Exhibit 10.1

Esports Entertainment Group
Block 6,
Triq Paceville,
St. Julians, STJ 3109
Malta

October 6, 2023

Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B

c/o Ayrton Capital LLC

55 Post Rd W

Westport, CT 06880

Re:	Partial Settlement of Registration Delay Payments under Registration Rights Agreement; Subsequent Placement Optional Redemption of Preferred Shares

Dear Sirs:

Reference is hereby made to the Settlement Agreement, dated August 15, 2023 (the “Original Settlement Agreement”), between the Company and the undersigned (“you” or the “Holder”), which terminated on September 30, 2023, pursuant to its terms.

Reference is hereby further made to (a) that certain Securities Purchase Agreement, dated April 30, 2023, by and among Esports Entertainment Group, Inc., a Nevada corporation (the “Company”) and you (the “Securities Purchase Agreement”), (b) that certain Registration Rights Agreement, dated May 22, 2023, by and among the Company and the Holder (the “Registration Rights Agreement”), pursuant to which the Company granted you certain registration rights with respect to the Registrable Securities, and (c) that certain Equity Distribution Agreement, dated as of September 15, 2023 (as in effect as of the date hereof, the “Sales Agreement”), between the Company and Maxim Group LLC (and/or any successor thereto, “Agent”), under which the Company may offer and sell, from time to time at its sole discretion, shares of the Common Stock through an “at the market” equity offering program. Capitalized terms not defined herein shall have the meaning as set forth in the Securities Purchase Agreement, the Registration Rights Agreement, or the applicable COD (as defined below).

Partial Settlement of Registration Delay Payments under Registration Rights Agreement

As of the date hereof, the Company is obligated to pay to the Holder a Registration Delay Payments of $64,500 (subject to increase with respect to any additional Registration Delay Payments that may accrue, from time to time, under the Registration Rights Agreement (and subject to decrease in accordance herewith upon any issuance of Settlement Shares (as defined below) on each applicable Share Settlement Date (as defined below)), the “Registration Delay Balance”) with respect to certain Registrable Securities of the Holder required to be registered on a Registration Statement pursuant to the terms of the Registration Rights Agreement.

In continued partial satisfaction and settlement of the Registration Delay Payments, the Company hereby agrees to promptly issue you an additional 10,000 shares of Common Stock of the Company (the “Continued Settlement Shares”) at a price per share of $0.05 within two (2) Trading Days of the date hereof (the “Continued Share Settlement Date”). The Company further agrees to settle an additional $1,000 (or either (x) if less, the remaining Registration Delay Balance or (y) such other amount as the parties shall mutually agree) of the Registration Delay Balance on each seven (7) day anniversary of the date hereof (or such other date as the parties shall mutually agree) (each, an “Additional Share Settlement Date”, and together with the Continued Share Settlement Date, each a “Share Settlement Date”) until the earlier of (A) the date that the parties mutually terminate this agreement in writing, and (B) such time as the Registration Delay Balance has been paid in full, as applicable, by issuing you on each such Additional Share Settlement Date, additional shares of Common Stock (the “Additional Settlement Shares”, and together with the Continued Settlement Shares, the “Settlement Shares”) at a price per share equal to the lower of (1) 90% of the lowest VWAP of the Common Stock during the ten (10) consecutive Trading Day period ending and including the Trading Day immediately preceding such applicable Additional Share Settlement Date, and (2) $0.05. The parties hereto acknowledge and agree for the purpose of the Securities Purchase Agreement, the defined term “Conversion Shares” shall be deemed to include the Settlement Shares, mutatis mutandis, and for the purpose of the Securities Purchase Agreement and the CODs, the definition of “Transaction Documents” shall be amended to include this letter agreement (the “New Settlement Agreement”).

Reference is also made to the Certificates of Designations (the “Series C Preferred Stock COD”) governing the Series C Convertible Preferred Stock (the “Series C Preferred Shares”) and the Certificate of Designations (the “Series D Preferred Stock COD”, and together with the Series C Preferred Stock COD, the “CODs” and each, a “COD”) governing the Series D Convertible Preferred Stock (the “Series D Preferred Shares,” and together with the Series C Preferred Shares, the “Preferred Shares”). Pursuant to Section 9(a) of each of the CODs (collectively, the “Antidilution Provisions”), upon any issuance by the Company of shares of Common Stock in which the New Issuance Price is less than the price equal to the Conversion Price in effect immediately prior to such issuance, the Conversion Price(s) then in effect under each of the Series C Preferred Stock COD and Series D Preferred Stock COD shall be reduced to an amount equal to the New Issuance Price. The parties hereto acknowledge and agree (x) that any issuance of Common Stock hereunder at a New Issuance Price less than the Conversion Price then in effect shall result in an adjustment to each Conversion Price in the CODs pursuant to the Antidilution Provisions, subject to the partial waiver in the next paragraph applicable to certain conversions of Preferred Shares after the date hereof and (y) notwithstanding anything in the applicable COD to the contrary, with respect to any given conversion of any Preferred Shares, to the extent such Conversion Price, as so adjusted, is greater than 90% of the lowest VWAP of the Common Stock during the ten (10) consecutive Trading Day period ending and including the Trading Day of the applicable Conversion Notice, a Conversion Floor Price Condition shall be deemed to have occurred with respect to such conversion.

Notwithstanding the foregoing, with respect to any conversion of any Series C Preferred Shares and/or Series D Preferred Shares, as applicable, after the date hereof, the Holder hereby waives, in part, the Antidilution Provisions applicable thereto such that the issuances of any Settlement Shares in accordance herewith shall not result in a Conversion Price for the applicable Conversion Amount subject to such conversion less than the lesser of (A) the Conversion Price then in effect (without giving effect to any adjustments to the Conversion Price arising solely as a result of the issuances of the Settlement Shares hereunder) and (B) the greater of (x) the Conversion Price then in effect (after giving effect to all adjustments to the Conversion Price (including, without limitation, such adjustments arising as a result of the issuances of the Settlement Shares hereunder)) and (y) 90% of the lowest VWAP of the Common Stock during the ten (10) consecutive Trading Day period ending and including such applicable Conversion Date.

Subsequent Placement Optional Redemption of Preferred Shares

The undersigned hereby waives, in part, its rights under Section 7(b) of each of the CODs (collectively, the “Subsequent Placement Optional Redemption Provisions”) to require the Company to cause a Subsequent Placement Optional Redemption (as defined in each of the CODs) of the Preferred Shares using the gross proceeds from the sale of shares of the Common Stock pursuant to the terms of the Sales Agreement (“ATM Sales”), but solely with respect to such ATM Sales and not with respect to any other Subsequent Placement and, further, the Holder only waives the Subsequent Placement Redemption Provisions to the extent that 50% of the net proceeds from such ATM Sales (after deducting the agent’s commissions pursuant to the Sales Agreement and other customary and reasonable offering expenses) be retained by the Company and the remaining 50% of the net proceeds from such ATM Sales (the “Redemption Proceeds”) be used by the Company to redeem first, the outstanding shares of Series D Preferred Shares and second, the outstanding shares of Series C Preferred Shares, unless the Holder elects to change such allocations (or waive such redemption, in whole or in part, with respect to one or more ATM Sales) as evidenced by a written notice to the Company (the “Subsequent Placement Limited Waiver”). Concurrent with the execution of this New Settlement Agreement, the Company shall execute an escrow agreement in the form attached hereto as Exhibit A (“Escrow Agreement”) with an independent third-party escrow agent (“Escrow Agent”), pursuant to which Redemption Proceeds received from each closing of ATM Sales shall be promptly deposited into a non-interest bearing escrow account (“Escrow Account”) and disbursed to the Holder under the terms and conditions contained herein and in the Escrow Agreement.

The Redemption Proceeds will be released in full to the Holder from the Escrow Account upon the written instruction of either the Company or Holder to the Escrow Agent, with a copy provided concurrently to the Holder or Company, as applicable, at such times as either:

(i)(a) the Redemption Proceeds deposited into the Escrow Account equal or exceed $250,000 (the “Escrow Amount Condition”); and (b) the Company has publicly disclosed the number of shares of Common Stock sold through the Agent under the Sales Agreement, the aggregate net proceeds from ATM Sales, the Redemption Proceeds from such aggregate net proceeds allocated to the Holder pursuant to this New Settlement Agreement (as may be amended from time to time), and the compensation paid by the Company to the Agent with respect to the ATM Sales, by any method compliant with Regulation FD (including by a Current Report on Form 8-K or a press release publicly disseminated via a national newswire) (the “ATM Disclosure”) with a copy to the Escrow Agent, which ATM Disclosure shall be publicly disclosed by the Company within five (5) Business Days from the date hereof and within each subsequent five (5) Business Day anniversary of the date hereof, provided, however, that the Company has consummated one or more ATM Sales within such applicable five (5) Business Day period)(the “Disclosure Condition”, and together with the Escrow Amount Condition, the “Redemption Proceeds Release Conditions”);

(ii) any time a Triggering Event (as defined in each COD) or a material breach of this New Settlement Agreement shall occur or be continuing; or

(iii) in the event that the Sales Agreement expires or is terminated pursuant to its terms (provided any required ATM Disclosure shall be promptly made by the Company, if not already done so).

For the avoidance of doubt, during the term of the Sales Agreement, no Redemption Proceeds shall be released to the Holder until such time as the Redemption Proceeds Release Conditions have each been met or a Triggering Event or a material breach of this New Settlement Agreement shall occur or be continuing. In the event that a material breach of this New Settlement Agreement shall occur or be continuing the Holder shall provide notice thereof to the Company. Notwithstanding anything herein to the contrary, if at any time that the Escrow Amount Condition is not met, upon the written instruction of the Holder to the Escrow Agent, with a copy provided concurrently to the Company, the Redemption Proceeds in the Escrow Account shall be returned to the Company. Notwithstanding the foregoing, the Subsequent Placement Limited Waiver shall not apply at any time a Triggering Event (as defined in each COD) shall occur or be continuing.

The Company shall, on or before 9:30 a.m., New York City time, on the second (2nd) Trading Day (as defined in each COD) immediately following the date of this New Settlement Agreement, file a Current Report on Form 8-K with the SEC disclosing all material terms of the transactions contemplated hereby and attaching the form of this New Settlement Agreement as an exhibit thereto (collectively with all exhibits attached thereto, the “8-K Filing”). From and after the filing of the 8-K Filing with the SEC, to the Company’s knowledge, the Buyers shall not be in possession of any material, nonpublic information received from the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that is not disclosed in the 8-K Filing. In addition, effective upon the issuance of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any letter, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Buyers or any of their affiliates, on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that the Buyers will rely on the foregoing representations in effecting transactions in securities of the Company.

The Company shall reimburse Kelley Drye & Warren, LLP (counsel to the lead Holder) in an aggregate non-accountable amount of $7,500 (the “Legal Fee Amount”) for costs and expenses incurred by it in connection with drafting and negotiation of this New Settlement Agreement. Each party to this New Settlement Agreement shall bear its own expenses in connection with the structuring, documentation, negotiation and closing of the transactions contemplated hereby, except as provided in the previous sentence and except that the Company shall be responsible for the payment of any Escrow Agent fees, placement agent’s fees, financial advisory fees, transfer agent fees, or Depository Trust Company fees relating to or arising out of the transactions contemplated hereby.

This New Settlement Agreement shall be effective upon the time of due execution and delivery by the Company and the Holder of this New Settlement Agreement.

Section 9 of the Securities Purchase Agreement is hereby incorporated by reference herein, in its entirety, mutatis mutandis.

If you have any questions regarding the foregoing, please feel free to contact Michael Villani at [  ] or by email to [  ].

[Signature Page Follows]

Sincerely,

Esports Entertainment Group, Inc.

By:	/s/ Michael Villani
Name:	Michael Villani
Title:	Chief Financial Officer

Agreed to and Acknowledged:

Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B

By:	/s/ Waqas Khatri
Name:	Waqas Khatri
Title:	Director